Exhibit 99.2

ITEM 9.01 (b) UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 3, 2018, Charles River Laboratories International, Inc. (“Charles River” or the “Company”), Forest Acquisition Corporation, a wholly-owned subsidiary of Charles River (“Merger Sub”), ACP Mountain Holdings, Inc. (“ACP”) and Avista Capital Partners IV GP, LP, in its capacity as Stockholder’s Representative consummated the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 12, 2018 (the “Acquisition”). Under the terms of the Merger Agreement, Merger Sub merged with and into ACP, resulting in ACP becoming a wholly-owned subsidiary of the Company. The purchase price for ACP was $801.9 million, net of $27.7 million in cash, subject to purchase price adjustments for certain working capital changes. On March 26, 2018, in anticipation of funding the Acquisition, Charles River amended and restated its previous $1.65 billion credit facility to increase the borrowing capacity to $2.3 billion ($2.3B Credit Facility). On April 3, 2018, the Company also entered into an indenture with MUFG Union Bank, N.A. and issued $500.0 million in aggregate principal amount of 5.5% Senior Notes due 2026 through an unregistered offering. The acquisition was funded by issuance of the Company’s Senior Notes and from borrowings on the Company’s credit facility.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with the i) historical consolidated financial statements and accompanying notes of Charles River included in Charles River’s Annual Report of Form 10-K for the fiscal year ended December 30, 2017 and ii) historical consolidated financial statements and accompanying notes of ACP for the year ended December 31, 2017 included elsewhere herein.

The unaudited pro forma condensed combined balance sheet as of December 30, 2017 was derived from the historical consolidated balance sheet of Charles River as of December 30, 2017 and the historical consolidated balance sheet of ACP as of December 31, 2017, giving effect to the Acquisition as though it was completed on December 30, 2017.

The unaudited pro forma condensed combined statement of income for the year ended December 30, 2017 was prepared by combining Charles River’s historical consolidated statement of income for the period from January 1, 2017 through December 30, 2017 with ACP’s historical consolidated statement of operations for the year ended December 31, 2017, giving effect to the Acquisition as though it was completed on January 1, 2017.

The unaudited pro forma condensed combined financial statements reflect i) the consummation of the Acquisition, ii) the changes in assets and liabilities (as disclosed in more detail below) to record their preliminary estimated fair values at the date of the Acquisition as required and changes in certain expenses resulting from; iii) additional indebtedness and interest expense directly related to the Acquisition and iv) certain accounting and presentation conformity. This unaudited pro forma condensed combined statement of income does not give effect to any potential cost savings, synergies or other operating efficiencies that could result from the Acquisition, nor any non-recurring expenses resulting from the transaction, including costs expected to be incurred to achieve ongoing cost savings and synergies.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. The unaudited pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable, directly attributable to the Acquisition, expected to have a continuing impact on Charles River, and are factually supportable. These unaudited pro forma condensed combined financial statements do not purport to represent what the consolidated results of operations or financial position of the Company would actually have been had the Acquisition occurred on the dates referred to above, nor do they purport to project the results of operations or financial position of the Company for any future period or as of any date.

The Acquisition is accounted for under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 (ASC 805), Business Combinations. The fair values of assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements are based on preliminary estimates of fair values as of the Acquisition date. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

Charles River Laboratories International, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
December 30, 2017
(in thousands)

	Charles River	ACP	Reclassifications		Financing		Other Adjustments		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$163,794	$25,816	$—		$815,601	(b)	$(829,651)	(c)	$175,560
Trade receivables, net	430,016	42,287	—		—		(3,252)	(f)	469,051
Inventories	114,956	3,136	—		—		1,404	(f)	119,496
Prepaid assets	36,544	6,006	—		—		(1,750)	(f)	40,800
Other current assets	81,315	—	—		—		13,253	(f)(h)	94,568
Total current assets	826,625	77,245	—		815,601		(819,996)		899,475
Property, plant and equipment, net	781,973	211,391	—		—		(82,477)	(d)	910,887
Goodwill	804,906	—	128,827	(a)	—		317,195	(c)(d)(e)(f)(g)(h)	1,250,928
Client relationships, net	301,891	—	62,769	(a)	—		202,131	(d)	566,791
Other intangible assets, net	67,871	216,605	(191,596)	(a)	—		19,291	(d)	112,171
Deferred tax assets	22,654	—	—		—		—		22,654
Other assets	124,002	1,338	—		—		672	(f)	126,012
Total assets	$2,929,922	$506,579	$—		$815,601		$(363,184)		$3,888,918
Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Current portion of long-term debt and capital leases	$30,998	$9,110	$—		$268	(b)	$(8,250)	(e)	$32,126
Accounts payable	77,838	10,190	—		—		15,530	(f)(g)	103,558
Accrued compensation	101,044	—	14,744	(a)	—		—		115,788
Deferred revenue	117,569	25,280	—		—		5,454	(d)(f)	148,303
Accrued liabilities	89,780	20,283	(14,744)	(a)	—		(130)	(e)(f)	95,189
Other current liabilities	44,460	—	—		—		602	(f)	45,062
Current liabilities of discontinued operations	1,815	—	—		—		—		1,815
Total current liabilities	463,504	64,863	—		268		13,206		541,841
Long-term debt, net and capital leases	1,114,105	215,755	—		816,059	(b)	(214,002)	(e)	1,931,917
Deferred tax liabilities	89,540	39,738	—		—		32,000	(h)	161,278
Other long-term liabilities	194,815	—	—		—		672	(f)	195,487
Long-term liabilities of discontinued operations	3,942	—	—		—		—		3,942
Total liabilities	1,865,906	320,356	—		816,327		(168,124)		2,834,465
Redeemable noncontrolling interest	16,609	—	—		—		—		16,609
Equity:
Preferred stock	—	—	—		—		—		—
Common stock	875	210	—		—		(210)	(e)	875
Additional paid-in capital	2,560,192	157,314	—		—		(157,314)	(e)	2,560,192
Retained earnings (accumulated deficit)	288,658	28,699	—		(726)	(b)	(37,536)	(e)(g)(h)	279,095
Treasury stock, at cost	(1,659,914)	—	—		—		—		(1,659,914)
Accumulated other comprehensive loss	(144,731)	—	—		—		—		(144,731)
Total equity attributable to common shareholders	1,045,080	186,223	—		(726)		(195,060)		1,035,517
Noncontrolling interest	2,327	—	—		—		—		2,327
Total equity	1,047,407	186,223	—		(726)		(195,060)		1,037,844
Total liabilities, redeemable noncontrolling interest and equity	$2,929,922	$506,579	$—		$815,601		$(363,184)		$3,888,918

Charles River Laboratories International, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 30, 2017
(in thousands, except per share amounts)

	Charles River	ACP	Reclassifications		Financing		Other Adjustments		Pro Forma Combined

Service revenue	$1,298,298	$239,835	$—		$—		$—		$1,538,133
Product revenue	559,303	—	—		—		(2,051)	(6)	557,252
Total revenue	1,857,601	239,835	—		—		(2,051)		2,095,385
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	865,618	152,398	8,150	(1)	—		(2,891)	(4)(6)	1,023,275
Cost of products sold (excluding amortization of intangible assets)	289,669	—	—		—		(1,015)	(6)	288,654
Selling, general and administrative	373,446	45,372	(14,719)	(1)	—		(5,349)	(4)(6)	398,750
Amortization of intangible assets	41,370	—	8,039	(1)	—		29,853	(5)	79,262
Operating income	287,498	42,065	(1,470)		—		(22,649)		305,444
Other income (expense):
Interest income	690	—	—		—		—		690
Interest expense	(29,777)	(18,114)	—		(45,201)	(2)	18,114	(3)	(74,978)
Other income (expense), net	38,544	(929)	729	(1)	—		—		38,344
Income from continuing operations, before income taxes	296,955	23,022	(741)		(45,201)		(4,535)		269,500
Provision (benefit) for income taxes	171,369	(12,738)	(741)	(1)	—		(19,042)	(7)	138,848
Income from continuing operations, net of income taxes	125,586	35,760	—		(45,201)		14,507		130,652
Less: Income from continuing operations attributable to noncontrolling interests	(2,094)	—	—		—		—		(2,094)
Income from continuing operations attributable to common shareholders	$123,492	$35,760	$—		$(45,201)		$14,507		$128,558

Continuing operations per common share attributable to common shareholders
Basic	$2.60								$2.71
Diluted	$2.54								$2.65

Weighted average common shares outstanding:
Basic	47,481								47,481
Diluted	48,564								48,564

1.	Basis of Pro Forma Presentation

For the pro forma condensed combined balance sheet, the $801.9 million purchase price, net of $27.7 million of cash acquired, has been allocated based on management’s preliminary estimate of the fair values of ACP’s assets acquired and liabilities assumed as of April 3, 2018. Certain elements of the purchase price allocation are considered preliminary, particularly as it relates to the final valuation of certain identifiable tangible and intangible assets, and there could be material adjustments when the valuation is finalized. The following table summarizes the allocation of the preliminary purchase price of $801.9 million, net of $27.7 million of cash acquired, as of the transaction’s closing date, April 3, 2018:

April 3, 2018
(in thousands)
Trade receivables	$34,836
Inventories	4,463
Other current assets (excluding cash)	5,581
Property, plant and equipment	128,914
Definite-lived intangible assets	309,200
Other long-term assets	1,081
Goodwill	441,885
Deferred revenue	(22,600)
Other current liabilities	(32,837)
Deferred tax liabilities	(66,379)
Other long-term liabilities	(2,213)
Total purchase price allocation	$801,931

The purchase price allocation was prepared on a preliminary basis and is subject to change as additional information becomes available concerning the fair value and tax basis of the assets acquired and liabilities assumed. Any additional adjustments to the purchase price allocation will be made as soon as practicable but no later than one year from the date of Acquisition. Certain items recorded in the purchase price allocation as of April 3, 2018 may differ from the pro forma condensed combined balance sheet.

The preliminary breakout of definite-lived intangible assets acquired was as follows:

	Definite-Lived Intangible Assets	Weighted Average Amortization Life
	(in thousands)	(in years)
Client relationships	$264,900	13
Developed technology	23,400	3
Backlog	20,900	2
Total definite-lived intangible assets	$309,200

Certain reclassifications have been made to the historical presentation of ACP’s assets, liabilities and costs and expenses to conform to Charles River’s presentation as used in these unaudited pro forma combined financial statements. Further review of ACP’s financial statements may result in required reclassifications to conform to Charles River, however any such reclassifications are not expected to be material.

Based upon a review of ACP’s summary of significant accounting policies disclosed in its historical financial statements and discussions with ACP’s management, the nature and amount of any adjustments to the historical financial statements of ACP to conform their accounting policies to those of Charles River are not expected to be material. However, further review of ACP accounting policies and financial statements may result in required revisions to ACP’s policies and classifications to conform to Charles River.

The Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, (“ASC 606”) on the first day of fiscal 2018, utilizing the modified retrospective transition method. As disclosed in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 10, 2018, the adoption of ASC 606 did not have a material effect on the Company’s financial statements. ACP’s historical financial statements do not reflect the adoption of ASC 606. The Company does not expect the adoption of ASC 606 will have a material impact on its combined financial statements.

2.	Pro Forma Adjustments

The following are the descriptions of the pro forma condensed combined balance sheet adjustments:

a)	This adjustment records the impact of conforming ACP’s financial statement presentation with that of Charles River.

b)

Charles River financed the Acquisition through the issuance of $500.0 million in aggregate principal under the Senior Notes and borrowings under its available credit facility. On March 26, 2018, in anticipation of funding the Acquisition, Charles River amended and restated its previous $1.65 billion credit facility to increase the borrowing capacity to $2.3 billion ($2.3B Credit Facility). On April 3, 2018, in conjunction with the purchase of ACP, the Company drew $327.2 million from the $2.3B Credit Facility. These borrowings were used to fund the purchase of ACP in the amount of $801.9 million, net of cash acquired, transaction costs in the amount of $11.0 million, and financing costs of approximately $14.3 million. The remaining borrowings were used to refinance short term obligations under the credit facility. Immediately following the Acquisition, Charles River’s net debt obligations increased by $816.3 million, excluding assumed liabilities of ACP.

In connection with the March 2018 modification of the credit facility, Charles River incurred $6.9 million of debt issuance costs, of which approximately $6.2 million was deferred. In connection with the issuance of the Senior Notes, the Company incurred $7.4 million of debt issuance costs, all of which was deferred.  Deferred debt issuances costs are being amortized as a component of interest expense over the respective terms of the debt obligations.

c)	The purchase price for ACP, subject to purchase price adjustments for certain working capital changes, was $829.7 million. Upon consummation of the Acquisition, option holders of ACP immediately vested and the Company paid $29.7 million for the settlement of the options, which is included as part of the purchase price.

d)	This adjustment eliminates the historical carrying values and records the fair values of ACP’s property, plant and equipment, customer relationships, other intangible assets, and deferred revenue; the net offsetting adjustments increased (decreased) goodwill by ($82.5) million, $202.1 million, $19.3 million, and ($1.8) million, respectively.

e)	This adjustment eliminates the historical carrying value of ACP’s existing shareholders’ deficit of $186.2 million, deferred financing costs of $6.5 million, accrued interest of $0.1 million, and debt of $228.8 million, which was repaid on the Acquisition date.

f)	This adjustment records the impact of aligning ACP’s accounting policies to those of Charles River and eliminates the intercompany activity between Charles River and ACP.

g)	This adjustment records the impact of transaction costs of $11.0 million and $4.7 million incurred by Charles River and ACP, respectively, subsequent to December 30, 2017, that were directly related to the Acquisition.

h)	This adjustment reflects the tax impact of adjustments b) through g) above at 21% for US federal tax purposes, plus the respective jurisdictional statutory tax rates.

The following are the descriptions of the pro forma condensed combined statement of income adjustments:

1)	This adjustment records the impact of conforming ACP’s financial statement presentation with that of Charles River.

2)	This adjustment records incremental interest expense of $45.2 million related to the net additional borrowings and related amortization of the respective debt issuance costs. The interest rates on its Senior Notes and its $2.3B Credit Facility as of March 31, 2018 were applied for purposes of the adjustment. A change of 0.125% in the variable interest rate would have impacted the net interest expense presented by approximately $1.8 million for the fiscal year ended December 30, 2017.

3)	This adjustment eliminates ACP’s previously recorded interest expense of $18.1 million.

4)	This adjustment eliminates ACP’s previously recorded fixed asset depreciation expense of $14.7 million and $0.7 million within cost of services provided and selling, general and administrative expenses, respectively, and records the estimated depreciation expense of acquired fixed assets of $7.5 million and $0.4 million within cost of services provided and selling, general and administrative expenses, respectively.

5)	This adjustment eliminates ACP’s previously recorded intangible asset amortization of $8.0 million and records the amortization of acquired intangible assets of $37.9 million, calculated using the economic usage method. Estimated amortization expense for intangible assets for each of the next five years is expected to be as follows:

For the years following December 30, 2017	Amortization Expense
(in thousands)
Year 1	$37,892
Year 2	44,959
Year 3	42,196
Year 4	30,881
Year 5	27,326

6)	This adjustment eliminates product revenue of $2.1 million and cost of products sold of $1.0 million from Charles River’s statement of income related to sales made to ACP in fiscal year 2017. This adjustment also records the impact of aligning ACP’s accounting policies to those of Charles River, comprised of a reclassification of $4.3 million from selling, general and administrative expenses to cost of services provided, to conform to the Company’s overhead allocation methodology.

7)	This adjustment reflects the tax impact of adjustments 2) through 6) above, the tax impact of combining ACP’s financial statements with those of Charles River at the respective jurisdictional statutory tax rates.